Exhibit (a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OFS CREDIT COMPANY, INC.

FIRST: The name of this corporation is OFS CREDIT COMPANY, INC. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 100,000,000, of which 90,000,000 shares of the par value of $0.001 per share shall be designated as Common Stock and 10,000,000 shares of the par value of $0.001 per share shall be designated as Preferred Stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article FOURTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations, and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;

(b)	the number of shares included in such series;

(c)
the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)
whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative

(e)
the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)
the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)
the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)
whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

FIFTH: The names and mailing addresses of the persons who are to serve as directors until their successors are elected and qualified are as follows:

Name	Position	Director Class	Expiration of Initial Term	Address
Bilal Rashid	Chairman	Class I	2019	10 S. Wacker Drive, Suite 2500, Chicago, Illinois 60606

Wolfgang Schubert	Director	Class II	2020	10 S. Wacker Drive, Suite 2500, Chicago, Illinois 60606

Romita Shetty	Director	Class II	2020	10 S. Wacker Drive, Suite 2500, Chicago, Illinois 60606

Jeffrey A. Cerny	Director	Class III	2021	10 S. Wacker Drive, Suite 2500, Chicago, Illinois 60606

Kathleen M. Griggs	Director	Class III	2021	10 S. Wacker Drive, Suite 2500, Chicago, Illinois 60606

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, without the assent or vote of the stockholders, is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”) as provided in the Bylaws. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for stockholders to amended or repeal the Bylaws or adopt any bylaw provision inconsistent therewith.

SEVENTH: Election of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

EIGHTH: The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to the Bylaws. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III, as nearly equal in number as reasonably possible, as determined by the Board of Directors, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall have been duly elected and qualified. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2019, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2020 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2021. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. No director may be removed except for cause, and then only by the affirmative vote of the holders of not less than two-thirds of the shares then entitled to vote at an election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the Bylaws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

Subject to applicable requirements of the Investment Company Act of 1940, as amended, including Section 16(b) thereunder, and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Subject to the provisions of this Amended and Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

NINTH: Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

TENTH: Except as otherwise required by law, special meetings of stockholders may only be called by the chairman of the Board of Directors, if any, the vice chairman of the Board of Directors, if any, the chief executive officer or the Board of Directors.

ELEVENTH: A director of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available to under the DGCL. A director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Investment Company Act of 1940, as amended, including Section 17(h) thereunder, or the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article ELEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

TWELFTH: The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

THIRTEENTH: The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this Amended and Restated Certificate of Incorporation on [ ], 2018.

Bilal Rashid, Incorporator